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                                                                       EXHIBIT 2


                               PLAN OF MERGER OF
                  SOUTHERN NATIONAL CORPORATION WITH AND INTO
                           BB&T FINANCIAL CORPORATION

  PLAN OF MERGER ("Plan of Merger") dated as of July 29, 1994, and as amended and restated as of October 22, 1994, by and between SOUTHERN NATIONAL CORPORATION ("SNC"), a North Carolina corporation having its registered office at 500 North Chestnut Street, Lumberton, North Carolina 28358, and BB&T FINANCIAL CORPORATION ("BB&T"), a North Carolina corporation having its registered office at 223 West Nash Street, Wilson, North Carolina 27893.

                              W I T N E S S E T H

  WHEREAS, the respective Boards of Directors of SNC and BB&T deem the merger of BB&T with and into SNC, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective shareholders, and the respective Boards of Directors of SNC and BB&T have adopted resolutions approving this Plan of Merger and an Agreement and Plan of Reorganization dated as of even date herewith ("Reorganization Agreement");

  WHEREAS, the Board of Directors of SNC has directed that this Plan of Merger be submitted to the shareholders of SNC; and

  WHEREAS, the Board of Directors of BB&T has directed that this Plan of Merger be submitted to the shareholders of BB&T;

  NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree that the Plan of Merger shall be as follows:

                                   ARTICLE I.

                                     Merger

  Subject to the terms and conditions of this Plan of Merger and the Reorganization Agreement, on the Effective Date (as hereinafter defined), BB&T shall be merged with and into SNC, pursuant to the provisions of, and with the effect provided in, Section 55-11-06 of the North Carolina Business Corporation Act (said transaction being hereinafter referred to as the "Merger"). On the Effective Date, the separate existence of BB&T shall cease and SNC, as the surviving entity, shall continue unaffected and unimpaired by the Merger and shall operate under the name "Southern National Corporation." (SNC as existing on and after the Effective Date being hereinafter sometimes referred to as the "Surviving Corporation.")

                                  ARTICLE II.

                      Articles of Incorporation and Bylaws

  Upon the Effective Date, the Articles of Incorporation and the Bylaws of the Surviving Corporation shall be the Articles of Incorporation and Bylaws of SNC; except that Article IV of SNC's Articles of Incorporation shall be amended by deleting the first sentence of such Article and substituting the following:

  "The Corporation shall have the authority to issue 300,000,000 shares of Common Stock, par value $5 each, and 5,000,000 shares of Preferred Stock, par value $5 each."

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                                  ARTICLE III.

                        Board of Directors and Officers

  1. From and after the Effective Date and until the first meeting of shareholders of the Surviving Corporation called to elect directors following the Merger (the "First Shareholders' Meeting"), the Board of Directors of the Surviving Corporation shall consist of 24 persons, of which 12 shall be persons named by the Board of Directors of BB&T ("BB&T Nominees") and 12 shall be persons named by the Board of Directors of SNC ("SNC Nominees") (in each case as identified by each party by letter to the other dated October 22, 1994). If prior to the Effective Date (i) any of the BB&T Nominees or the SNC Nominees becomes unable or unwilling to serve as a director of the Surviving Corporation, or (ii) either BB&T or SNC determines to replace a BB&T Nominee or an SNC Nominee, the party that designated such individual may name a replacement to become a director of the Surviving Corporation after the Effective Date. The members of the Nominating Committee of the Surviving Corporation Board shall nominate for reelection, at the First Shareholders' Meeting, as directors to serve on the Surviving Corporation Board of Directors the BB&T Nominees and such of the SNC Nominees as may be required to be reelected at such meeting (or their designated replacements pursuant to Section 4.13(a)). The terms of those directors of the Surviving Corporation to be elected whose terms of office expire at the First Shareholders' Meeting shall be allocated as designated by BB&T and SNC, provided that the terms of the same number of SNC Nominees and BB&T Nominees (including those SNC Nominees, if any whose terms do not expire at the First Shareholders' Meeting) will expire in each applicable year. If after the Effective Date and prior to the First Shareholders' Meeting, any of the BB&T Nominees or the SNC Nominees becomes unable or unwilling or is otherwise ineligible to serve as a director of the Surviving Corporation, the remaining BB&T Nominees or SNC Nominees, as the case may be, may name a replacement to be nominated by the Nominating Committee for election at the First Shareholders' Meeting. It is intended by the parties hereto that following the Effective Date John A. Allison IV shall serve as Chairman of the Board of the Surviving Corporation. If for any reason John A. Allison IV is unavailable to serve as Chairman of the Board of the Surviving Corporation at the Effective Date, the Chairman of the Board of the Surviving Corporation shall be selected by mutual agreement of the Boards of Directors of BB&T and SNC.

  2. From and after the Effective Date, the Chief Executive Officer of the Surviving Corporation shall be John A. Allison IV, to serve until his successor is duly elected and qualified. If for any reason John A. Allison IV is unavailable to serve as Chief Executive Officer of the Surviving Corporation at the Effective Date, the Board of Directors of BB&T and SNC shall mutually agree upon the person to serve as the Chief Executive Officer of the Surviving Corporation. From and after the Effective Date, Henry G. Williamson, Jr. shall be the Chief Administrative Officer, John R. Spruill shall be the Chief Financial Officer, and each of W. Kendall Chalk, Robert E. Greene, Kelly S. King, Morris D. Marley, Scott E. Reed and Michael W. Sperry shall be Executive Vice Presidents of the Surviving Corporation. All other officers of the Surviving Corporation shall be elected by the Board of Directors of the Surviving Corporation.

                                  ARTICLE IV.

                                    Capital

  1. The designation and number of outstanding shares of capital stock of BB&T as of June 30, 1994 was as follows: (a) 36,271,016 shares of common stock, par value $2.50 per share ("BB&T Common Stock"); and (b) no shares of Preferred Stock. Each share of BB&T Common Stock is entitled to vote with respect to the Merger. Such number of outstanding shares of BB&T Common Stock may be changed prior to the Effective Date as a result of the exercise of stock options or other rights, the sale of such shares by BB&T pursuant to its Dividend Reinvestment Plan, the issuance of shares pursuant to its pending acquisition of Commerce Bank, upon the repurchase by BB&T of such shares, or as otherwise may be permitted pursuant to the Reorganization Agreement.


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  2. The designation and number of outstanding shares of capital stock of SNC as of June 30, 1994 was as follows: (a) 43,385,610 shares of common stock, par value $5.00 per share ("SNC Common Stock" until the "Effective Date" and "Surviving Corporation Common Stock" from and after the Effective Date) and(b) 770,000 shares of 6 3/4% Cumulative Convertible Preferred Stock, Series A, $5.00 par value ("SNC Series A Preferred Stock"). Shares of capital stock of SNC shall be entitled to vote with respect to the Merger as required by North Carolina law. Such number of outstanding shares of SNC Common Stock and SNC Series A Stock may be changed prior to the Effective Date as a result of the exercise of stock options, the sale of such shares by SNC pursuant to its Dividend Reinvestment Plan, the conversion of shares of SNC Series A Preferred Stock, or other rights or upon the repurchase by SNC of shares of SNC Common Stock. The number of outstanding shares of SNC Series A Preferred Stock may be changed prior to the Effective Date as a result of the conversion of such shares into shares of SNC Common Stock or upon the repurchase by SNC of such shares.

  3. The shares of capital stock of SNC issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding capital stock of the Surviving Corporation.

                                   ARTICLE V.

                         Conversion and Exchange of SNC
                       Shares; Fractional Share Interests

  1. On the Effective Date, each share of BB&T Common Stock outstanding immediately prior to the Effective Date (except as provided in Paragraphs 3, 5, and 7 of this Article) shall by virtue of the Merger be converted into 1.45 shares of Surviving Corporation Common Stock and shall no longer be shares of common stock of BB&T.

  2. On the Effective Date, all shares of BB&T Common Stock authorized but unissued shall be canceled and no cash, stock or other property shall be delivered in exchange therefor.

  3. On and after the Effective Date, each holder of a certificate or certificates theretofore representing outstanding shares of BB&T Common Stock (any such certificate being hereinafter referred to as a "BB&T Certificate") may surrender the same to the Surviving Corporation or its agent for cancellation and each such holder shall be entitled upon such surrender to receive in exchange therefor certificate(s) representing the number of whole shares of Surviving Corporation Common Stock to which such holder is entitled as provided herein and a check in an amount (subject to applicable withholding taxes) equal to the amount of cash in lieu of a fractional share, without interest, to which such holder is entitled as provided in Paragraph 7 of this Article. Until so surrendered, each BB&T Certificate shall be deemed for all purposes to evidence ownership of the number of whole shares of Surviving Corporation Common Stock into which the shares represented by such Certificates have been changed or converted as aforesaid. BB&T Certificates surrendered for exchange by any person who is an "affiliate" of BB&T for purposes of Rule 145(c) under the Securities Act of 1933, as amended, shall not be exchanged for certificates representing shares of Surviving Corporation Common Stock until the Surviving Corporation has received the written agreement of such person contemplated by Section 4.12 of the Reorganization Agreement. If any certificate for shares of Surviving Corporation Common Stock is to be issued in a name other than that in which a BB&T Certificate surrendered for exchange is issued, the BB&T Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the BB&T Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Surviving Corporation or its agent that such taxes are not payable.

  4. Upon the Effective Date, the stock transfer books of BB&T shall be closed and no transfer of BB&T Common Stock shall thereafter be made or recognized. Any other provision of this Plan of Merger

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notwithstanding, neither the Surviving Corporation or its agent nor any party to the Merger shall be liable to a holder of BB&T Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

  5. No conversion under Paragraph 1 of this Article V shall be made in respect of any share of BB&T Common Stock as to which a BB&T shareholder has elected to exercise dissenters' rights pursuant to Section 55-13-02 of the North Carolina Business Corporation Act, as amended, if any, until such time as such shareholder shall have effectively lost dissenters' rights.

  6. In the event that during the period commencing on the date hereof and ending on the Effective Date, the outstanding shares of SNC Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend (other than pursuant to the Dividend Reinvestment Plan), stock split or other like changes in BB&T's capitalization, all without SNC's receiving consideration therefor, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of Surviving Corporation Common Stock to be thereafter delivered to BB&T shareholders pursuant to this Plan of Merger.

  7. Notwithstanding any other provision hereof, each holder of shares of BB&T Common Stock who would otherwise have been entitled to receive a fraction of a share of Surviving Corporation Common Stock (after taking into account all BB&T Certificates delivered by such holder) shall receive, in lieu thereof, upon presentation of such BB&T Certificates, cash in an amount (subject to applicable withholding taxes) equal to such fractional part of a share of Surviving Corporation Common Stock multiplied by the market value of such Surviving Corporation Common Stock. The market value of one share of Surviving Corporation Common Stock on the Effective Date shall be the closing price of SNC Common Stock as reported on the New York Stock Exchange Composite Transactions Listing (as reported in the Wall Street Journal, or if not reported thereby, any other authoritative source selected by the Surviving Corporation) on the last business day preceding such date (or, if no such price is reported on such date, on the next preceding business day when such price is reported). No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share.

  8. On the Effective Date, options to purchase shares of BB&T Common Stock issued pursuant to BB&T's stock option plans shall be converted, without any action on the part of the holders thereof, into options to acquire, upon payment of the adjusted exercise price (which shall equal the exercise price per share for the options immediately prior to the Merger, divided by 1.45), the number of shares of SNC Common Stock the option holder would have received pursuant to the Merger if he or she had exercised his or her options immediately prior thereto. The conversion provided for any option in this Paragraph 8 that is an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Code") shall in all events comply with the requirements of Section 424(a) of the Code, including the requirement that such converted options shall not give to the holder thereof any benefits additional to those which such holder had prior to such conversion under the option as originally granted.

                                  ARTICLE VI.

                          Effective Date of the Merger

  Articles of Merger evidencing the transactions contemplated herein shall be delivered to the North Carolina Secretary of State for filing as provided in the Reorganization Agreement. The Merger shall be effective at the time and on the date specified in such Articles of Merger (such date and time being herein referred to as the "Effective Date").

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                                  ARTICLE VII.

                               Further Assurances

  If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of BB&T, or otherwise carry out the provisions hereof, the proper officers and directors of BB&T, as of the Effective Date, and thereafter the officers of the Surviving Corporation acting on behalf of BB&T, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the provisions hereof.

                                 ARTICLE VIII.

                              Conditions Precedent

  The obligations of BB&T and SNC to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Reorganization Agreement.

                                  ARTICLE IX.

                                  Termination

  Anything contained in this Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of SNC and BB&T, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement. If the Reorganization Agreement is terminated, then this Plan of Merger shall terminate.

                                   ARTICLE X.

                                 Miscellaneous

  1. This Plan of Merger may be amended or supplemented at any time prior to its Effective Date by mutual agreement of BB&T and SNC. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and/or by officers authorized thereby and shall be subject to the proviso in Section 6.4 of the Reorganization Agreement.

  2. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

  3. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

  4. This Plan of Merger shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to agreements made and entirely to be performed in such jurisdiction, except to the extent Federal law may be applicable.

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